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                                                                    Exhibit 99.2

                             [TEMPLATE LETTERHEAD]

                            TEMPLATE SOFTWARE, INC.
                        ADOPTS SHAREHOLDER RIGHTS PLAN
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     Dulles, Va., July 10, 1998 -- Template Software, Inc. (NASDAQ: TMPL), an
advanced software solutions company based in Dulles, Virginia, announced today that its Board of Directors has adopted a Shareholder Rights Plan, effective at the close of business July 3, 1998. The rights afforded under the Shareholder Rights Plan (the "Rights") are designed to assure that all the Company's
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shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics to gain control of the Company without paying all shareholders a control premium. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group becomes an Acquiring Person (as defined below).

     Terms of the Shareholder Rights Plan provide for a dividend distribution of one Right for each share of Common Stock to holders of record at the close of business on July 3, 1998. The Rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of
Template's voting stock, or if a party announces an offer to acquire 15% or more without prior approval of Template's Board of Directors (an "Acquiring Person"). The Rights will expire on July 3, 2008. Each Right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $50. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either Template common stock or shares in an Acquiring Person at half of market value. Further, at any time after a person or group acquires 15% or more of Template outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the Acquiring Person, which will become void) for shares of Template's common stock on a one-for-one basis. The Rights will therefore cause substantial dilution to a person or group that acquires 15% or more of
Template's common stock on terms not approved by Template's Board of Directors.
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     Template generally will be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the acquisition of a 15% position in its voting stock.

     Commenting on the Shareholder Rights Plan, Lin Pearce, CEO of Template, said, "The Board of Directors is not aware of any effort, hostile or otherwise, to acquire control of the Company. The Board believes that the Shareholder Rights Plan represents a sound and reasonable means of safeguarding the interests of shareholders. The Shareholder Rights Plan seeks to ensure that shareholders realize the long-term value of their investment. The Shareholder Rights Plan should encourage anyone seeking to acquire the Company to treat all shareholders equally and to negotiate with the Board prior to a takeover attempt."

     Details of the Shareholder Rights Plan will be outlined in a letter to be mailed to shareholders.

     Template is the leading provider of advanced software solutions for real-time enterprise management. Template's advanced integration architecture and innovative business-oriented software templates enable the rapid delivery of custom solutions at package prices to industries, such as telecommunications, transportation, energy, finance, health care, insurance and the federal government.

For more information, contact Template Software Headquarters, 45365 Vintage Park Plaza, Suite 100, Dulles, Virginia, 20166; voice: 703-318-1000; fax: 703-318-
3253.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission (which reports are available from the Company upon request). These risks could cause the Company's actual results for 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company in this release.